KRONOS WORLDWIDE REPORTS FOURTH QUARTER RESULTS

DALLAS, TEXAS…March 12, 2008…Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $1.6 million, or $.03 per diluted share, for the fourth quarter of 2007 compared with net income of $41.3 million, or $.84 per diluted share, in the fourth quarter of 2006.  For the full year of 2007, Kronos reported a net loss of $66.7 million, or $1.36 per diluted share, compared with net income of $82.0 million, or $1.67 per diluted share, for the full year of 2006.  The Company’s annual results include a net non-cash provision for income taxes of $97.5 million, or $1.99 per diluted share, in 2007 and a net non-cash income tax benefit of $34.9 million, or $.71 per diluted share, in 2006, as discussed below.

Net sales of $310.4 million in the fourth quarter of 2007 were $12.0 million, or 4%, higher than the fourth quarter of 2006.   Net sales of $1,310.3 million for the full year of 2007 were $30.9 million, or 2%, higher than the full year of 2006.  Net sales increased in the fourth quarter of 2007 primarily due to higher sales volumes and the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $21 million, partially offset by lower average TiO2 selling prices.  For the full year period, net sales increased due to the favorable effect of fluctuations in foreign currency exchange rates, increasing sales by approximately $65 million, and higher sales volumes.  This increase was partially offset by lower average TiO2 selling prices.  The table at the end of this release shows the impact of each of these items on sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the fourth quarter of 2007 was $11.3 million compared with $39.6 million in the fourth quarter of 2006, and was $92.2 million for the full year of 2007 compared with $151.3 million for full year of 2006.  Segment profit decreased in the fourth quarter of 2007 compared to the fourth quarter 2006 due primarily to lower average TiO2 selling prices, higher manufacturing costs (primarily maintenance), and the negative effect of fluctuations in foreign currency exchange rates which decreased segment profit by approximately $7 million. This decrease was partially offset by higher sales volumes and lower utilities costs.  Full year segment profit decreased due to lower average TiO2 selling prices, higher manufacturing costs and the negative effect of fluctuations in foreign currency exchange rates which decreased full year segment profit by approximately $4 million, partially offset by higher sales volumes and lower utilities costs.

The Company’s fourth quarter 2007 TiO2 sales volumes increased 2% from the fourth quarter of 2006, with higher volumes in the United States and export markets. For the full year of 2007, sales volumes increased 1% as compared to 2006, as higher volumes in European and export markets offset the effects of lower volumes in North America.  The Company’s TiO2 sales volume for 2007 was a record for Kronos.  The Company’s TiO2 production volumes were 6% lower in the fourth quarter of 2007 and were 1% lower for the full year of 2007, as compared to the same periods in 2006.  The Company’s finished goods inventories at December 31, 2007, which represented less than 2 months of average sales, were lower compared to December 31, 2006.

The $22.3 million loss on prepayment of debt for the full year of 2006 ($14.8 million, or $.30 per diluted share, net of income tax benefit) relates to the Company’s May 2006 redemption of its 8.875% Senior Secured Notes, using the proceeds from its April 2006 issuance of 6.5% Senior Secured Notes.  Interest expense was lower for 2007 due primarily to the replacement of the 8.875% Notes with the 6.5% Notes.

The Company’s income tax expense in 2007 includes a non-cash charge of $90.8 million ($1.85 per diluted share) primarily related to the reduction in the Company’s net deferred income tax asset in Germany resulting from the enactment of legislation reducing the income tax rates, a non-cash charge of $8.7 million ($.18 per diluted share) related to the adjustment of certain German income tax attributes and a non-cash income tax benefit of $2.0 million ($.04 per diluted share) related to a net reduction in the Company’s reserve for uncertain income  tax positions.

The Company’s income tax benefit for 2006 includes an aggregate tax benefit of $34.9 million, or $.71 per diluted share ($25.7 million, or $.52 per diluted share, in the fourth quarter), related to the net effect of the withdrawal of certain income tax assessments previously made by the Belgian and Norwegian tax authorities, the favorable resolution of certain income tax audit issues related to the Company’s German and Belgian operations, the unfavorable resolution of certain other income tax issues related to the German operations, an increase in the Company’s income tax contingency reserve principally related to ongoing income tax audits in Germany and the enactment of a reduction in the Canadian federal income tax rate.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:
•	Future supply and demand for the Company’s products,
•	The extent of the dependence of certain of the Company’s businesses on certain market sectors,
•	The cyclicality of the Company's businesses,
•
Customer inventory levels (such as the extent to which the Company’s customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases),

•	Changes in raw material and other operating costs (such as energy costs),
•	The possibility of labor disruptions,
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2),
•	Competitive products and substitute products,
•	Customer and competitor strategies,
•	Potential consolidation of our competitors
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian kroner and the Canadian dollar),
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The timing and amounts of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria,

•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (In millions, except per share and metric tons data)

	Three months ended December 31,		Year ended December 31,
	2006	2007	2006	2007
	(Unaudited)

Net sales	$298.4	$310.4	$1,279.4	$1,310.3
Cost of sales	221.0	259.9	968.9	1,058.9

Gross margin	77.4	50.5	310.5	251.4

Selling, general and administrative expense	39.6	40.2	158.1	162.1
Other operating income (expense):
Currency transactions, net	(.7)	(.5)	(3.6)	.2
Disposition of property & equipment	(.2)	(.2)	(1.9)	(.8)
Other income, net	1.8	.9	2.1	1.3
Corporate expense	(1.8)	(.5)	(5.8)	(5.1)

Income from operations	36.9	10.0	143.2	84.9

Other income (expense):
Trade interest income	.9	.8	2.3	2.2
Other interest income	.1	-	1.3	.3
Loss on prepayment of debt	-	-	(22.3)	-
Interest expense	(9.7)	(10.2)	(43.2)	(39.4)

Income before income taxes	28.2	.6	81.3	48.0

Provision (benefit) for income taxes	(13.1)	(1.0)	(.7)	114.7

Net income (loss)	$41.3	$1.6	$82.0	$(66.7)

Basic and diluted net income (loss) per share	$.84	$.03	$1.67	$(1.36)

Basic and diluted weighted-average shares used in the calculation of net income (loss) per share	49.0	49.0	49.0	49.0

TiO2 data – metric tons in thousands:
Sales volumes	116	119	511	519
Production volumes	133	125	516	512

KRONOS WORLDWIDE, INC.

RECONCILIATION OF SEGMENT PROFIT TO

INCOME FROM OPERATIONS

 (In millions)

 (Unaudited)

	Three months ended December 31,		Year ended December 31,
	2006	2007	2006	2007

Segment profit	$39.6	$11.3	$151.3	$92.2
Adjustments:
Trade interest income	(.9)	(.8)	(2.3)	(2.2)
Corporate expense	(1.8)	(.5)	(5.8)	(5.1)

Income from operations	$36.9	$10.0	$143.2	$84.9

IMPACT OF PERCENTAGE CHANGE IN SALES

 (Unaudited)

	Three months ended December 31, 2007 vs. 2006	Year ended December 31, 2007 vs. 2006
Percent change in sales:
TiO2 product pricing	(5)%	(4)%
TiO2 sales volume	2%	1%
TiO2 product mix	-%	-%
Changes in foreign currency exchange rates	7%	5%

Total	4%	2%